Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER RESULTS

- Silver Slipper Anticipates Reopening by May 22, 2020

-  All Properties Expected to Have Reopened by June 14, 2020

- All Mobile Sports Wagering Providers are Now Licensed in Colorado

-  Company’s First Mobile Sports Wagering Provider in Colorado Expected to Launch Operations
by End of May 2020

-  Once Operational, Sports Wagering Agreements are Expected to Generate at Least
$7.0 Million of Annual Revenue for Ten Years

- Company Had $24.3 Million of Cash and Equivalents at End of First Quarter;
Total Debt Outstanding was $107.7 Million

Las Vegas – May 13, 2020 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ended March 31, 2020.

Due to the COVID-19 pandemic, various state regulatory agencies required all of the Company’s casinos to close in mid-March 2020. As a result, on a consolidated basis, net revenues in the first quarter of 2020 decreased 23.8% to $30.9 million from $40.5 million in the prior-year period.  Net loss for the first quarter of 2020 was $(4.4) million, or $(0.22) per diluted common share, compared to a net loss of $(1.6) million, or $(0.06) per diluted common share, in the prior-year period.  Net loss in both periods was affected by the accounting for the fair market value of outstanding warrants.  Adjusted EBITDA(a) in the 2020 first quarter was $(1.2) million versus $3.6 million in the first quarter of 2019. Results for the first quarter of 2020 also include $0.4 million of revenue guarantees related to a full quarter of operations for one of the Company’s three permitted sports wagering websites in Indiana.

“We are now approximately two months into the shutdown of our properties,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “These and other government-mandated closures appear to have helped slow the spread of the coronavirus. With the worst days of the pandemic hopefully behind us, we are now beginning to look forward to reopening our properties and safely welcoming back our customers and employees.

“We have spent the last several weeks of the shutdown examining many aspects of our business, from how we sanitize our properties to how we interact with and entertain our guests. We began using infrared devices to test employee temperatures prior to our casino shutdowns. We now also intend to screen guest temperatures when we reopen. We also intend to allow customers to block adjoining slot machines to ensure social distancing, and we will provide gloves, masks and hand sanitizer to our employees and guests. In some locations, we are installing dividers between our most popular slot machines. We will also continuously wipe and disinfect our slot machines, paying particular attention to high-touch surfaces, such as buttons and screens. In our restaurants, we are spacing our tables more widely apart and, where appropriate, installing separating screens.

“We also spent our weeks in shutdown to reset and relaunch the marketing programs at our Rising Star and Bronco Billy’s casinos.  At both properties, we recently completed installation of a new slot system. We believe this new slot system is a huge improvement and, at Rising Star in particular, replaced a system that was 17 years old. Through the improved analytics of our new slot system, we should be able to market more effectively and efficiently to our guests, while also providing an improved guest experience.”

Continued Mr. Lee, “The likely first of our properties to reopen is also our most important property, the Silver Slipper. It appears that the Silver Slipper and other casinos in Mississippi, armed with new safety protocols, will reopen by May 22, just in time for Memorial Day weekend. Our other properties are expected to follow shortly thereafter, with Stockman’s Casino and Grand Lodge Casino expected to reopen before the end of May, Bronco Billy’s expected to reopen in early June, and Rising Star expected to reopen on June 14. Given the fluid nature of the coronavirus situation, these dates may change, but we look forward to welcoming back our guests and employees in relatively short order.

“Regarding the first quarter, we began the year well at several properties. At the Silver Slipper, our results through the end of February were ahead of the prior-year period until the arrival of coronavirus-related concerns in March. Similarly, through the end of February, financial results at our Northern Nevada operations were meaningfully ahead of the prior-year period. At both Bronco Billy’s and

Rising Star, our new slot systems were ramping up. The momentum at our properties was disrupted by the coronavirus and state-mandated closure in March 2020.

“Online sports wagering made significant strides during the first quarter. In Indiana, we had our first full quarter of one of our three permitted ‘skins,’ or sports wagering websites, during the quarter. Sports wagering contributed $0.4 million to Rising Star’s financial results during the first quarter. We expect our two other websites in Indiana to launch shortly, pending the receipt of customary regulatory approvals. In Colorado, we are also permitted three sports wagering websites, and all three operators of those skins received their gaming licenses in April 2020. When all of our sports wagering websites have commenced operations – which we believe will be by the third quarter of this year – our sports wagering revenue guarantees should total at least $7.0 million per year.  As we have noted, our sports wagering contracts have ten-year minimum terms, with each of our providers having two five-year extension options. Our three sports wagering providers are significant operators in the gaming and/or sports book industry. As mobile sports wagering ramps up, we believe it should contribute a significant portion of the Company’s income.

“Lastly,” concluded Mr. Lee, “we continued to focus on our financial liquidity. We stopped construction of our parking garage at Bronco Billy’s in order to conserve capital. We sought and received covenant amendments from our lenders for the March 31 period, and continue to discuss covenant amendments for future quarters. Most recently, two of our subsidiaries applied for and received small loans under the CARES Act. We intend to use those funds primarily to begin to welcome back many of our employees as we reopen. While the past several weeks have been challenging, we are beginning to see what we believe is the proverbial light at the end of the tunnel.”

First Quarter Highlights and Subsequent Events

•

Net revenues at Silver Slipper Casino and Hotel in the first quarter of 2020 declined to $15.1 million from $19.3 million. Adjusted Property EBITDA was $1.8 million in the 2020 first quarter versus $3.8 million in the prior-year period. The decline represents the effect of the state-mandated closure of casinos on March 16, 2020. Prior to the closure of Silver Slipper, the property’s financial performance through the end of February 2020 was ahead of levels in the 2019 period. As noted above, the Company currently expects Silver Slipper to reopen to the public by May 22, 2020, just prior to the Memorial Day holiday weekend.

•

At Rising Star Casino Resort, net revenues (excluding amounts related to the property’s sports revenue guarantees) declined for the first quarter of 2020 to $7.3 million from $10.9 million, due to both the state-mandated closure of casinos on March 16, 2020, as well as an increase in competition. A casino near Louisville opened a large new casino in mid-December, replacing its original casino boat. Additionally, on January 1, 2020, racetrack casinos near Indianapolis began offering live table games.  The Company completed installation of a new slot system in the fourth quarter of 2019. Such new system should improve the customer experience, as well as the effectiveness and efficiency of Rising Star’s marketing efforts. Adjusted Property EBITDA (excluding amounts related to the property’s sports revenue guarantees) of $(1.5) million in the first quarter of 2020 compares to $0.4 million in the prior-year period. Including the sports revenue guarantees, revenues and Adjusted Property EBITDA for the first quarter of 2020 were $7.7 million and $(1.1) million, respectively. State officials recently indicated that we should prepare to reopen Rising Star on or about June 14, 2020.

•

The new Indiana gaming legislation passed in 2019 approved a reduction in certain gaming taxes for casino operators in the state, including Rising Star, beginning on July 1, 2021. The Company estimates, based on activity levels in recent years, that the new gaming tax schedule will reduce taxes by approximately $2.5 million per year.

•

For our Bronco Billy’s Casino and Hotel segment, net revenues for the first quarter of 2020 declined to $5.0 million from $6.4 million. Adjusted Property EBITDA declined to $(0.5) million from $0.6 million. The decline in results represents the effect of the state-mandated closure of casinos on March 17, 2020. Similar to Rising Star, the Company completed installation of a new slot system at Bronco Billy’s in the fourth quarter of 2019. Such new system was installed to improve the customer experience, as well as the effectiveness and efficiency of the property’s marketing efforts. It is expected to benefit Bronco Billy’s upon its reopening, which is expected to occur in early June 2020.

•

The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $3.1 million and $3.9 million for the first quarters of 2020 and 2019, respectively. Adjusted Property EBITDA for the Northern Nevada segment was $(390,000) and $(9,000), respectively. These results principally reflect the temporary closure of both casinos on March 17, 2020. As stated above, the Company currently expects both of its Northern Nevada casinos to reopen prior to the end of May.

•

While the Company remains focused on conserving capital and reopening its operations, it continues to be one of three bidders for the opportunity to build a new casino in Waukegan, Illinois, midway between Chicago and Milwaukee. If chosen, the Company anticipates developing this casino in a joint venture, employing project financing. There is no certainty that the Company will be chosen to develop such casino, that it will find a suitable partner, or that project financing will be available.

•

Sports Wagering. During 2019, mobile sports wagering and on-site sportsbooks were legalized in both Indiana and Colorado. Online sportsbooks must be operated in conjunction with a licensed “brick and mortar” casino operation.

o	In Indiana, the new legislation allowed for several items, including:
▪	The approval of sports wagering at Indiana casinos. In conjunction with one of our sports wagering providers, we opened an on-site sportsbook at Rising Star in November 2019.
▪

The approval of three mobile “skins” for each casino license.  In addition to an on-site sportsbook, the new legislation allows for three mobile “skins” (the industry term for website) for each casino license in the state. Effectively, these skins allow Rising Star to contract with three website brands for online sports wagering via the Internet, regardless of location within the state. Online gaming must be paired with a physical casino, even though customers do not have to visit that casino to place a bet or even register at the casino to make a bet. As a result, the Company entered into sports wagering agreements with three different companies, one of which commenced operations on December 30, 2019. The other two companies are expected to commence operations by the end of the third quarter in 2020, pending the receipt of customary regulatory approvals. In summary, these sports wagering agreements allow the Company to:

•	Receive one-time market access fees for Indiana totaling $3.0 million, all of which was received by the end of 2019;
•

Receive a share of net sports wagering revenues, with Full House’s portion of the revenues expected to total at least $3.5 million annually for Indiana.  If any one of our contracting businesses exceeds the minimum amount on a percentage share basis, our revenues from sports wagering in Indiana should exceed $3.5 million.  The Company expects to have minimal ongoing expenses related to these revenues. As discussed above, one of Rising Star’s three permitted websites was operational during the first quarter of 2020. The Company expects the companies responsible for its two other websites to commence operations by the end of the third quarter in 2020, pending the receipt of customary regulatory approvals; and

•	Have a term length of at least 10 years, with each of its providers having two five-year renewal options.
o

In Colorado, the Company entered into similar sports wagering agreements in 2019, allowing for on-site sports wagering at Bronco Billy’s, as well as mobile/online sports wagering from anywhere within Colorado. The Colorado legislation allows for one sports wagering website per casino license, in addition to an on-site sportsbook. As the Company has three casino licenses, the maximum allowed for a single company operating in the state, we entered into three sports wagering contracts related to our Colorado operations. In April 2020, the Company’s three contracted parties for mobile sports wagering were approved for their “Temporary Internet Sports Betting Operator Licenses.” The Company currently expects at least one of these sports wagering websites to commence operations before the end of the second quarter of 2020, and for all three permitted websites to be operational before the end of the third quarter of 2020. The Colorado agreements will allow the Company to:

▪	Receive one-time market access fees for Colorado totaling $3.0 million, all of which was received in the fourth quarter of 2019;
▪

Receive a share of net sports wagering revenues, with Full House’s portion of the revenues expected to total at least $3.5 million annually for Colorado.  Again, if any one of our contracting businesses exceeds the minimum amount on a percentage share basis, our revenues from sports wagering in Colorado should exceed $3.5 million. The Company expects to have minimal ongoing expenses related to these revenues. As stated above, the Company expects at least one of these sports wagering websites to commence operations before the end of the second quarter of 2020, and for all three permitted websites to be operational before the end of the third quarter of 2020; and

▪	Have a term length of at least 10 years, with each of its providers having two five-year renewal options.

•	In March 2020, in its efforts to preserve liquidity in the face of coronavirus-related shutdowns across the country, the Company suspended construction of its new parking garage at Bronco Billy’s.
•

In April 2020, the Company executed the third amendment to the indenture for its senior secured notes due 2024 (the “Notes”). Under the third amendment, among other items, the parties agreed to amend the total leverage covenant for the March 31, 2020 testing period. The fee for this waiver and amendment was 35 basis points, or $376,775. Additionally, the parties agreed to increase the call premium for any optional prepayments of the Notes by 15 basis points, as well as for any amounts paid at maturity. The Company and its lenders continue to discuss covenant amendments for future periods in recognition of the shutdowns of the Company’s casinos caused by the coronavirus pandemic.

•

In May 2020, the Company’s Bronco Billy’s and Rising Star subsidiaries (FHR-Colorado and Gaming Entertainment (Indiana), respectively) received approximately $5.6 million of total loan proceeds under the recently-passed CARES Act. Such funds will be used principally to rehire several hundred employees at Rising Star and Bronco Billy’s in preparation for the reopening of these businesses. These loans have a 1.0% interest rate and mature in May 2022. Such loans may be forgiven, either in whole or in part, depending on the amount of such proceeds that are used for certain eligible expenses, including primarily the payroll and health benefits of employees who would otherwise be without jobs or health benefits. The details of such potential loan forgiveness are still being developed by the Small Business Administration and there is no certainty that any or all of such loans will be forgiven.

Liquidity and Capital Resources

As of March 31, 2020,  the Company had $24.3 million in cash and equivalents, as well as  $107.7 million in outstanding senior secured notes. As of April 30, 2020, the Company had approximately $20.4 million in cash and equivalents and its cash burn rate while operations are closed is approximately $3 million per month, including interest and debt principal payments. The Company has historically utilized approximately $10 million to $12 million of cash in its operations, including for on-site cash in its slot machines, change and redemption kiosks, and cages. The balance of its cash was earmarked for completion of its parking garage in Colorado, which was under construction when operations were required to close. Whether or not the Company will be able to complete the parking garage in the near future will depend on the length of time that its casinos are closed, the operating results of its casinos when they reopen, and the capital markets that might be available to the Company at some future date. Subsequent to the end of the first quarter, as discussed above, the Company received approximately $5.6 million of loan proceeds under the CARES Act.

Conference Call Information

The Company will host a conference call for investors today, May 13, 2020, at 4:30 p.m. ET (1:30 p.m. PT)  to discuss its current situation and 2020 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 204-4368 or, for international callers, (323) 994-2093.

A replay of the conference call will be available shortly after the conclusion of the call through May 27, 2020. To access the replay, please visit www.fullhouseresorts.com.  Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 3113390.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level.  Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.  The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a  measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors.  Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.  A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company’s senior secured notes) is also used to determine compliance with certain covenants.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues
Casino	$20,751	$28,298
Food and beverage	6,990	8,658
Hotel	1,974	2,715
Other operations, including online/mobile sports operations	1,138	823
Net revenues	30,853	40,494
Operating costs and expenses
Casino	10,333	11,785
Food and beverage	7,136	9,369
Hotel	1,173	2,420
Other operations	562	769
Selling, general and administrative	12,981	12,660
Project development costs	56	133
Depreciation and amortization	2,040	2,091
Gain on disposal of assets, net	—	(1)
	34,281	39,226
Operating (loss) income	(3,428)	1,268
Other (expense) income, net
Interest expense, net of capitalized interest	(2,491)	(2,703)
Adjustment to fair value of warrants	1,656	(40)
	(835)	(2,743)
Loss before income taxes	(4,263)	(1,475)
Income tax provision	95	142
Net loss	$(4,358)	$(1,617)

Basic loss per share	$(0.16)	$(0.06)
Diluted loss per share	$(0.22)	$(0.06)

Basic weighted average number of common shares outstanding	27,076	26,940
Diluted weighted average number of common shares outstanding	27,440	26,940

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Property EBITDA

(In Thousands, Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net Revenues
Silver Slipper Casino and Hotel	$15,092	$19,281
Rising Star Casino Resort(1)	7,671	10,868
Bronco Billy's Casino and Hotel	4,982	6,440
Northern Nevada Casinos	3,108	3,905
	$30,853	$40,494

Adjusted Property EBITDA(2) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$1,831	$3,845
Rising Star Casino Resort(1)	(1,093)	404
Bronco Billy's Casino and Hotel	(478)	615
Northern Nevada Casinos	(390)	(9)
Adjusted Property EBITDA	(130)	4,855
Corporate	(1,119)	(1,278)
Adjusted EBITDA	$(1,249)	$3,577

(1)    Includes amounts related to the property’s sports revenue guarantees in 2020.

(2)  The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(4,358)	$(1,617)
Income tax provision	95	142
Interest expense, net of amounts capitalized	2,491	2,703
Adjustment to fair value of warrants	(1,656)	40
Operating (loss) income	(3,428)	1,268
Project development costs	56	133
Depreciation and amortization	2,040	2,091
Gain on disposal of assets, net	—	(1)
Stock-based compensation	83	86
Adjusted EBITDA	$(1,249)	$3,577

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended March 31, 2020
					Adjusted
					Property
	Operating	Depreciation	Project		EBITDA and
	Income	and	Development	Stock-Based	Adjusted
	(Loss)	Amortization	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$988	$843	$—	$—	$1,831
Rising Star Casino Resort(1)	(1,715)	622	—	—	(1,093)
Bronco Billy’s Casino and Hotel	(865)	387	—	—	(478)
Northern Nevada Casinos	(540)	150	—	—	(390)
	(2,132)	2,002	—	—	(130)
Other operations
Corporate	(1,296)	38	56	83	(1,119)
	$(3,428)	$2,040	$56	$83	$(1,249)

Three Months Ended March 31, 2019
						Adjusted
						Property
	Operating	Depreciation	Gain on	Project		EBITDA and
	Income	and	Disposal	Development	Stock-Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,999	$847	$(1)	$—	$—	$3,845
Rising Star Casino Resort	(202)	606	—	—	—	404
Bronco Billy’s Casino and Hotel	168	447	—	—	—	615
Northern Nevada Casinos	(162)	153	—	—	—	(9)
	2,803	2,053	(1)	—	—	4,855
Other operations
Corporate	(1,535)	38	—	133	86	(1,278)
	$1,268	$2,091	$(1)	$133	$86	$3,577

(1)    Includes amounts related to the property’s sports revenue guarantees.

Forward-looking Statements

This press release contains statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding the impact of the COVID-19 pandemic and our expectations regarding timing of reopening of casinos in the respective states; our intentions to implement adaptive measures as a result of COVID-19, social distancing measures, temperature screenings and disinfecting, among others; expectations regarding the timing for commencement of sports wagering in Indiana and Colorado, anticipated revenues from sports wagering and related expenses, and the related sports wagering agreements we have entered into; estimated tax savings as a result of the new gaming tax schedule in Indiana; expectations regarding the new slot systems; expectations regarding the intended use and the potential forgiveness of loans received under the CARES Act; expectations regarding future covenant waivers or amendments with our lenders; and our expectations regarding the Waukegan proposal. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the adverse impact of the COVID-19 pandemic on our business, constructions projects, financial condition and operating results, including on our ability to continue as a going concern; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, temporary shutdowns, travel restrictions, social distancing and shelter-in place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses during shutdown or reopening periods; the impact of temporary or extended shutdowns on our ability to maintain compliance with the terms and conditions of our indenture and other material contract; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns, including a decrease in overall demand after reopening our casinos; the impact of restrictions and social distancing requirements placed on our operations and services after reopening our casinos, including an increase in operational costs;  a failure of the global response to contain the COVID-19 pandemic or if a rebound of the virus in the fall; changes by the SBA or other governmental authorities regarding the CARES Act, loan programs established under the CARES Act, or related administrative matters; our ability to comply with the terms of the loans and the CARES Act and to use the loans for permissible expenses and in a manner that results in forgiveness of some or all of the loans; the availability of forgiveness of the loans in whole or in part; the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi); the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion and the Waukegan proposal); the potential increase in Full House’s indebtedness due to the expansion of Bronco Billy’s; construction risks and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our acquisition and expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; risks related to entering into sports betting operations (including our ability to establish and maintain relationships with key partners or vendors, the ability and/or willingness of our sports wagering providers to sustain sports betting operations should they experience an extended period of unprofitability, and the ability to replace existing partners or vendors on similar terms as our existing revenue guarantees); and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.  The information contained on, or that may be accessed through, our website, our Facebook page, www.BroncoBillysCasino.com or www.americanplace.us, is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com